UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  October 1, 2015

Acorda Therapeutics, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50513	13-3831168
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

	420 Saw Mill River Road, Ardsley, NY	10502
	(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 347-4300

Not Applicable
Former name or former address, if changed since last report

 Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01                      Other Events

On October 1, 2015, Acorda Therapeutics, Inc. (the “Company”) entered into a settlement agreement with Actavis Laboratories FL, Inc. (“Actavis”) to resolve pending patent litigation brought by the Company against Actavis involving Ampyra® (dalfampridine) Extended-Release Tablets.  The pending patent litigation was filed by Acorda in the U.S. District Court for the District of Delaware in response to Actavis’ submission of an Abbreviated New Drug Application (“ANDA”) to the U.S. Food and Drug Administration (“FDA”), seeking marketing approval for a generic version of Ampyra.  As a result of the settlement agreement, Actavis will be permitted to market a generic version of Ampyra in the United States at a specified date in 2027, or potentially earlier under certain circumstances. The parties will request that the Court enter orders dismissing without prejudice the Company’s litigation referred to above against Actavis.  Details of the settlement are confidential, and the parties will submit the agreement to the Federal Trade Commission and the Department of Justice, as required by federal law.  The settlement with Actavis does not resolve pending patent litigation brought by the Company against other parties who have submitted ANDAs to the FDA seeking marketing approval for generic versions of Ampyra.  The expiration date for the Company’s latest expiring Ampyra patent listed in the FDA’s Orange Book is May 2027.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Acorda Therapeutics, Inc.

October 5, 2015	By:	/s/ Michael Rogers
Name: Michael Rogers
Title: Chief Financial Officer